EXHIBIT D-17


                                STATE OF NEW YORK
                            PUBLIC SERVICE COMMISSION



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Petition  of THE  WAVERLY ELECTRIC LIGHT &      :
POWER COMPANY Seeking a Specific                : PSC Case No.
Determination Allowing Certain Nuclear          :
Generating Assets To Be Eligible Facilities     :
Pursuant to Section 32 of the Public Utility    :            PETITION
Holding Company Act of 1935                     :
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TO THE HONORABLE PUBLIC SERVICE COMMISSION:


          Marc B. Lasky, Esq., Thelen Reid & Priest LLP, 200 Campus Drive, Suite 210, Florham Park, New Jersey 07932, telephone number (973) 660-4400, makes this filing on behalf of Petitioner, The Waverly Electric Light & Power Company (the "Company" or "Petitioner"), an electric public utility company of the State of New York subject to the regulatory jurisdiction of the Public Service Commission (the "Commission"), and maintaining offices at c/o FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308, telephone number (800) 736-3402, in support of Petitioner's above-captioned Petition, respectfully shows:


          1. Petitioner is a New York electric public utility engaged in the transmission, distribution and sale of electric energy and related utility services provided in Waverly, New York and its vicinity, serving a population of about 13,400.

          2. Copies of all correspondence and other communications relating to this proceeding should be addressed to:


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                               MARC B. LASKY, ESQ.
                            ELIZABETH A. QUIRK, ESQ.
                            THELEN REID & PRIEST LLP
                           200 CAMPUS DRIVE, SUITE 210
                             FLORHAM PARK, NJ 07932

                                     - AND -

                              STEPHEN L. FELD, ESQ.
                                FIRSTENERGY CORP.
                              76 SOUTH MAIN STREET
                                 AKRON, OH 44308

          3. By this Petition, the Company seeks a specific determination by the Commission that allowing each of the following power plants and/or specified interests therein to be an "eligible facility" pursuant to Section 32 of the Public Utility Holding Company Act of 1935 ("PUHCA") (1) will benefit consumers,
(2) is in the public interest and (3) does not violate New York law: the Beaver Valley Nuclear Power Plant Units 1 and 2 in Shippingport, Pennsylvania, the Davis-Besse Nuclear Power Plant in Oak Harbor, Ohio and the Perry Nuclear Power Plant in North Perry Village, Ohio (collectively the "Transferring Assets").

          4. The Company is a wholly-owned subsidiary of Pennsylvania Electric Company ("Penelec"). Penelec and its affiliates, The Cleveland Electric Illuminating Company ("CEI"), The Toledo Edison Company ("Toledo Edison"), Ohio Edison Company ("Ohio Edison"), Metropolitan Edison Company ("Met-Ed"), Jersey Central Power & Light Company ("JCP&L") (collectively, the "FirstEnergy Operating Companies"), are electric public utilities and direct, wholly-owned subsidiaries of FirstEnergy Corp., a public utility holding company registered under PUHCA ("FirstEnergy"). Additionally, Pennsylvania Power Company ("Penn Power") is a direct, wholly-owned electric public utility subsidiary of Ohio Edison. Penelec, Met-Ed and Penn Power provide electric service to customers within the Commonwealth of Pennsylvania and are subject to regulation by the


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Pennsylvania Public Utility Commission ("PaPUC"). CEI, Toledo Edison and Ohio
Edison provide electric service to customers within the State of Ohio and are subject to regulation by the Public Utilities Commission of Ohio ("PUCO"). JCP&L provides electric service to customers within the State of New Jersey and is subject to regulation by the New Jersey Board of Public Utilities.

          5. The FirstEnergy System desires to proceed with a series of intra system asset transfers at the conclusion of which FirstEnergy Nuclear Generation Corp., a newly-formed wholly-owned, direct or indirect subsidiary of FirstEnergy ("FE Nuclear"), will own the Transferring Assets/1/. These transactions are being undertaken in furtherance of one of the principal objectives of the restructuring plans of CEI, Toledo Edison, Ohio Edison and Penn Power (collectively, the "Transferring Utilities") that were approved by the PUCO and, in the case of Penn Power, by the PaPUC. Under the restructuring plans, over time generation assets that had been owned by the Transferring Utilities were to be separated from the regulated delivery business of the Transferring Utilities through transfer to a separate corporate entity. FirstEnergy Nuclear Operating Corp. currently operates and maintains the Transferring Assets. The contemplated transactions, together with the transfer of certain fossil generation assets referred to in footnote 1, will essentially complete the divestiture plans by transferring the ownership interests in the Transferring Assets as well./2/

          6. The Transferring Utilities intend to transfer their respective interests in the Transferring Assets to FE Nuclear through a sale at net book value and/or a spin-off by way of dividend. The current ownership interests and

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(1) The FirstEnergy System is also undertaking to transfer certain fossil generation assets to FirstEnergy Generation Corp. That transfer is the subject of a separate Petition to be filed with the Commission.

(2) The interests that are being transferred do not include certain ownership interests in the plants that are currently subject to sale and leaseback arrangements.


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other information with respect to the Transferring Assets is listed on Appendix
A hereto.

          7. The Company and FirstEnergy desire that FE Nuclear qualify as an exempt wholesale generator ("EWG"), which will exempt FE Nuclear from all provisions of PUHCA. Under Section 32 of PUHCA, certain generators of electricity qualify for EWG status. EWGs must, in general, be engaged exclusively in the business of owning and/or operating "eligible facilities" and selling electricity at wholesale. The purposes of this and related statutory provisions adopted in the Energy Policy Act of 1992 ("EPAct") were to facilitate use of market forces instead of government regulation to advance security goals, to encourage investment in generation and to protect consumers. In EPAct, Congress amended PUHCA to make it easier to invest in EWGs in order to develop a competitive market for wholesale electric power.

          8. As noted, then, under Section 32(a) of PUHCA, the Transferring Assets must be found to be "eligible facilities" in order for FE Nuclear to be accorded EWG status with respect to the Transferring Assets. Specifically, that section defines an EWG as follows:

          any person determined by the Federal Energy Regulatory Commission to be engaged directly, or indirectly through one or more affiliates . . . , and exclusively in the business of owning or operating, or both owning and operating, all or part of one or more eligible facilities and selling electric energy at wholesale. . . .

15 U.S.C. P. 79z-5a(a) (emphasis added).

          9. Because rates for the electric energy produced by the Transferring Assets were in effect under, inter alia, Pennsylvania and Ohio law, as applicable, as of October 24, 1992 (the date of the enactment of Section 32 of PUHCA), in order for the Transferring Assets to be considered "eligible facilities" under PUHCA,


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          (c) . . . every State commission having jurisdiction over any such rate or charge must make a specific determination that allowing such facility to be an eligible facility (1) will benefit consumers, (2) is in the public interest, and (3) does not violate State law; Provided, that in the case of such a rate or charge which is a rate or charge of an affiliate of a registered holding company:

                    (A) such determination with respect to the facility in
               question shall be required from every State commission having jurisdiction over the retail rates and charges of the affiliates of such registered holding company . . . .

15 U.S.C. P. 79z-5a(c).

          10. A petition will be filed with the Federal Energy Regulatory Commission seeking authorization for the contemplated transactions insofar as such transactions are subject to the jurisdiction of that agency. In accordance with Section 32(c) of PUHCA, as a Transferring Utility and an affiliate of the other Transferring Utilities and a subsidiary of FirstEnergy, the Company also must obtain from the Commission a specific determination that allowing the Transferring Assets to be eligible facilities (1) will benefit New York consumers, (2) is in the public interest and (3) does not violate New York law. See 15 U.S.C. P. 79z-5a(c).

          11. The Company does not hold any ownership interest in the Transferring Assets, and no costs or expenses related to the Transferring Assets are currently reflected in the Company's rates.

          12. No market power concerns are raised by the contemplated transactions, because there will be no net change to the FirstEnergy System's existing owned generation resources (approximately 11,926 MW), and thus competition among electricity suppliers in the region will not be affected.


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          13. Because all of the electricity available from the Transferring
Assets is and will continue to be sold to FirstEnergy Solutions Corp., a power marketing affiliate of the Company, the contemplated transactions will not adversely affect either the availability or reliability of electric supply to the Company's customers or any other electricity customer.

          14. In addition, the transfer of the ownership of the Transferring Assets from regulated utilities to separate, competitive entities will eventually result in extending the benefits of a retail competition marketplace, as described in Opinion 96-12./3/

          15. Allowing the Transferring Assets to be "eligible facilities" does not violate any New York statute or Commission regulation. If the Transferring Assets become "eligible facilities," thereby allowing FE Nuclear to be exempt from PUHCA regulation, the Commission's objectives in transitioning to a competitive marketplace, as outlined in Opinion 96-12, will be advanced, consumers will benefit and the public interest will be served.

          16. The following Appendix is filed herewith:

Appendix A              Nuclear Plant Information
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(3) Case 94-E-0952 Competitive Opportunities Regarding Electric Service, Opinion
96-12 (issued May 20, 1996).


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


          WHEREFORE, the Petitioner respectfully urges that the Commission make a specific determination that allowing the Transferring Assets to each be an eligible facility within the meaning of Section 32 of the Public Utility Holding Company Act of 1935 will benefit consumers, is in the public interest and does not violate New York law.

                                          Respectfully submitted,

Dated:  May 19, 2005                      THELEN REID & PRIEST LLP
                                          Attorneys for Petitioner,
                                          The Waverly Electric Light & Power
                                          Company

                                          By: /s/ Marc B. Lasky
                                              ---------------------
                                                  Marc B. Lasky
                                              200 Campus Drive, Suite 210
                                              Florham Park, NJ  07932
                                              (973) 660-4400


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                                                                    EXHIBIT D-17
                                                                      APPENDIX A
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                     NUCLEAR POWER PLANTS TO BE TRANSFERRED



----------------------------------------------------------------------------------------
PLANT                LOCATION                          MW            0WNERSHIP %
----------------------------------------------------------------------------------------
Beaver Valley 1      Shippingport, PA                  821        Ohio Edison 35%
                                                                  Penn Power 65%
----------------------------------------------------------------------------------------
Beaver Valley 2      Shippingport, PA                  831        Ohio Edison 20.22%
                                                                  Penn Power 13.74%
                                                                  CEI 24.47%
                                                                  Toledo Edison 1.65%
----------------------------------------------------------------------------------------
Davis-Besse          Oak Harbor, OH                    883        CEI 51.38%
                                                                  Toledo Edison 48.62%
----------------------------------------------------------------------------------------
Perry                North Perry Village, OH         1,260        OES Nuclear/*/ 17.42%
                                                                  Penn Power 5.24%
                                                                  Toledo Edison 19.91%
                                                                  CEI 44.85%
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

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* OES Nuclear is a wholly-owned subsidiary of Ohio Edison.


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